Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Nutriband Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 13, 2020, with respect to the consolidated financial statements of Nutriband Inc. and subsidiaries as of and for the years ended January 31, 2020 and 2019 in in this Registration Statement on Form S-1 Amendment No. 1, relating to the registration of 141,828 shares of common stock . We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

May 18, 2020